Exhibit 10.12

DATED THE 26th DAY OF SEPTEMBER 2006

OPENJAW TECHNOLOGIES & YATRA

SYSTEM SUPPLY AND IMPLEMENTATION AGREEMENT

THIS AGREEMENT is made on 26 September, 2006

BETWEEN

1.	OPENJAW TECHNOLOGIES LIMITED a company incorporated under the laws of Ireland (Registered No. 353613) and having its registered office at Station Mews, Lindsay Grove, Glasnevin, Dublin 9 (the “Supplier”); and

2.	YATRA, a company incorporated under the laws of India and having its registered office at 93B Mittal Chambers, Nariman Point, Mumbai, India 400021 (the “Customer”).

RECITALS:-

A	The Customer wishes to implement an online travel website providing information and booking services in respect of airline flights, car hire, hotels and certain additional booking services through a B2C website.

B	The Supplier is a software developer and service provider.

C	The Supplier has submitted the Proposal (as hereinafter defined in Schedule 1) which is based upon the Customers outlined requirements documentation.

D	Based on the Proposal, the Supplier will provide the Services (as hereinafter defined) and Maintenance Services (as hereinafter defined) to the Customer, and the Customer will purchase such services in accordance with the terms of this Agreement.

NOW IT IS AGREED as follows:-

1.	Interpretation

1.1	Definitions

In this Agreement, unless the context requires otherwise:-

“Acceptance Tests” shall mean the tests to be agreed between the Supplier and Customer and to be carried out in accordance with Clause 9 of this Agreement.

“Affiliate” of any party means any other person that directly or indirectly

(i)	is a shareholder or has an ownership interest in that person and controls the composition of its board of directors; or

(ii)	in the case of a body corporate, holds more than half in nominal value of its equity or issued share capital; or

(iii)	holds more than half the voting rights in the person

but any shares held or power exercisable by an entity in a fiduciary capacity shall not be treated as being held or exercisable by it for the purposes of this definition.

“Bespoke Software” shall mean the software components to be developed by the Supplier for the Customer pursuant to the Services.

“Business Day” shall mean a day other than a Saturday or Sunday on which banks are open for business in Dublin, Ireland.

“Customer Obligations” shall mean the obligations of the Customer set out in Schedule 8.

“Defect” shall mean a fault, deficiency, error or omission in the System caused by design defect, bad workmanship or other reason which results in a material failure of the System to not meet its published specification.

“Documentation” shall mean the manual or manuals or other documents associated with the System to be supplied by the Supplier to the Customer under this Agreement.

“Euro”, “€”, and “EUR” shall mean the lawful currency of Ireland.

“Effective Date” shall mean 10 April, 2006.

“First Repeat Acceptance Tests” and “Second Repeat Acceptance Tests” shall mean the repeat Acceptance Tests to be implemented in accordance with Clause 9 of this Agreement.

“Global Third Party” means any entity or person registered outside India, whose primary target market is not India but who may, as part of their global business strategy operate in the Indian market.

“Go-Live Date” shall mean the date upon which Customer makes the first live use of the System.

“Intellectual Property Rights” shall mean all intellectual and/or industrial property rights including copyright, patents, design rights, trade secrets, rights in confidential information, trade marks, trade names, domain names, service marks, utility models, moral rights, topography rights, rights in databases and know-how and any goodwill in relation to the foregoing in all cases whether or not registered or registerable and including registrations and applications for registration of any of these rights to apply for the same, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these anywhere in the world.

“Maintenance Services” shall mean the maintenance services to be provided by the Supplier to the Customer in respect of the System, as more particularly described in Schedule 2.

“Normal Working Hours” shall mean the hours between 9AM and 6PM on Business Days.

“Non Production Licence” shall mean a software licence, which can be used for software development and testing but which cannot be used by anyone who is not an employee of the Customer or for providing services to third parties including but not limited to members of the general public.

“Online” shall mean accessible only by means of the World Wide Web;

“Online Travel Agency Website” means a website operated by a Third Party under a high level domain name, accessible only by means of the World Wide Web, which has, as its primary purpose, the sale of travel products or services by a Third Party as an agent of the primary supplier of the travel products;

“Processor” shall mean the unit of a computer system that controls the interpretation and execution of instructions.

“Project Managers” shall mean the project managers appointed by each of the parties and such replacement project managers as are appointed by the parties from time to time.

“Proposal” shall mean the documents submitted by the Supplier dated 11th April 2006 and set out in Schedule 1 of this Agreement.

“Services” shall mean the consultancy, design and supply of the Bespoke Software in accordance with this Agreement and the Proposal.

“Software” shall mean the Bespoke Software, the Supplier Software and all Upgrades and Updates supplied to the Customer by the Supplier, if any.

“Supplier Software” shall mean the proprietary software of the Supplier known as xDistributor, xRez, xHotel and xFares.

“System” shall mean the Bespoke Software and the Supplier Software acting in conjunction with hardware specified by the Supplier.

“Training Services” shall mean the services described in Schedule 4 which specify the training services to be provided by the Supplier to the Customer under this Agreement.

“Third Party” shall mean any entity whether legal or otherwise, not being the Customer, its employees, sub-contractors, agents and technicians and the Supplier and “Third Parties” shall be construed accordingly.

“Update” shall mean any related update of the Supplier Software and is likely to include corrections or minor functionality extensions or amendments of such software.

“Upgrade” shall mean a new issue of the Supplier Software identified as such by the Supplier. An upgrade is likely to include changes in functionality and may contain changes in existing program and database structures.

“Website(s)” shall mean the online travel website of the Customer, currently using the domain name 'www.yatra.in' and any other website(s) owned and operated by the Customer in the future, as notified to the Supplier.

“xDistributor” shall mean the proprietary software of the Supplier known as xDistributor.

“xFares” shall mean the proprietary software of the Supplier known as xFares.

“xHotel” shall mean the proprietary software of the Supplier known as xHotel.

“xRez” shall mean the proprietary software of the Supplier known as xRez.

1.2	Further Definitions

In this Agreement, unless the context requires otherwise:

a)	words importing the singular number shall include the plural number and vice versa and words importing a gender shall include each gender;

b)	any reference to a “person” shall be construed as a reference to any individual, firm, company, corporation, undertaking, government, state or agency of a state, or any association or partnership (whether or not having separate legal personality);

c)	save as otherwise provided herein any reference to a section, clause, paragraph or sub-paragraph shall be a reference to a section, clause, paragraph or sub-paragraph (as the case may be) of this Agreement and any reference in a clause or paragraph shall be a reference to the clause or paragraph in which the reference is contained unless it appears from the context that a reference to some other provision is intended;

d)	a reference to a person (including a party to this Agreement) includes a reference to that person's legal personal representatives, successors and permitted assigns;

e)	the provisions of any Schedules to this Agreement shall form an integral part of this Agreement and shall have as full effect as if they were incorporated in the body; and

f)	Any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates in that jurisdiction to that English legal term.

1.3	Headings and Captions

The section headings and captions to the clauses in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of this Agreement.

1.4	Conflict

In the event of a conflict or inconsistency between any of this Agreement and the Proposal, such conflict or inconsistency shall be resolved by giving the following precedence:-

a)	Agreement (excluding Schedule 1);

b)	Proposal.

2.	Supply and Licence of System

2.1	In consideration of the payment by the Customer of the charges to be levied by the Supplier under this Agreement and compliance with the terms and conditions of this Agreement the Supplier hereby undertakes to supply the System to the Customer within a period of 112 days following the Effective Date.

2.1.1	The Supplier hereby grants to the Customer a non-exclusive, non-transferable, end user licence to use the object code version of xDistributor on a maximum of 8 Processors, subject to the terms and conditions of this Agreement.

2.1.2	The Supplier hereby grants to the Customer a non-exclusive, non-transferable, end user licence to use the object code version of xHotel on a maximum of 4 Processors, subject to the terms and conditions of this Agreement.

2.2	The Supplier hereby grants to the Customer a non-exclusive, unlimited licence to use the object code version of the Bespoke Software on any number of Processors and for any purpose.

2.3	The Customer may make such copies of the object code version only of the Supplier Software as the Customer may require for the purposes of supporting the Websites including backup, system testing and disaster recovery and, at the written request of the Supplier, shall advise the Supplier of the location of all copies of the Supplier Software, the number of Processors on which each application is located and the use made of each copy.

3.	Delivery and Installation

The Supplier shall deliver the System to the Customer and shall install the System in accordance with the terms of this Agreement.

4.	Supply of Services, Training Services and Maintenance Services

4.1	The Supplier shall supply the Services in accordance with this Agreement.

4.2	The Supplier shall provide the Training Services in accordance with the terms of Schedule 4.

4.3	The Supplier shall provide the Maintenance Services in accordance with the terms of Schedule 2.

5.	Documentation

5.1	The Supplier shall supply to the Customer 2 copies of the Documentation, at no further cost, specified in Schedule 9 promptly upon delivery of the System.

5.2	At the request of the Customer, the Supplier shall provide such additional copies of the Documentation as the Customer may reasonably require for the normal operation of its business, at the Supplier’s then current standard scale of charges and so far as lies within its power.

6.	Project Management and Obligations

6.1	The Customer shall at its own cost and expense:-

6.1.1	Perform the Customer Obligations set forth in Schedule 8; and

6.1.2	Discuss and if agreeable signoff with the Supplier the System and any other deliverables, and the Customer shall not unreasonably withhold or delay sign off of the System and any other deliverables;

6.1.3	Appoint a Project Manager, and notify the details to the Supplier; and

6.1.4	Resolve all issues referred to it by the Supplier Project Manager.

6.2	The Customer agrees:-

6.2.1	to keep reasonably secure and to protect the proprietary rights (including the Intellectual Property Rights) in the Software and all copies thereof (in whatever form), and to take appropriate action by instruction to, or agreement with its employees and any Third Party referred to in Clause 6.2.4 who/which are permitted access to the Software, having due regard to the terms and conditions of this Agreement;

6.2.2	to ensure that no copies of the Software in any form will be given to any Third Party except as expressly permitted under the terms of this Agreement;

6.2.3	to instruct its employees having access to the Software not to copy (with the exception of the copies permitted in Clause 2.3), decompile, disassemble, reverse engineer or duplicate the Software or make disclosure with reference thereto or any component thereof to any Third Party save to the extent permitted by law;

6.2.4	not to permit access to the Software by any Third Party without the prior written permission of the Supplier to do so, except that access or use by temporary staff or Customer’s sub-contractors solely for the Customer’s purposes shall be permitted. Access by Third Parties for any other reason will not be permitted;

6.2.5	to reproduce any copyright notice on all material related to or part of the Software including the Documentation on which any such copyright notice is displayed, including any copies made pursuant to this Agreement;

6.2.6	not to remove any copyright notices, trade mark credits or notices, confidentiality notice, mark, legend or other information included in the Software or Documentation;

6.2.7	not to purport to assign, transfer, mortgage, dispose of, encumber or charge any of its rights, duties, or obligations under this Agreement or in connection with the Software without the previous consent in writing of the Supplier which shall not unreasonably be withheld or delayed; provided that the Customer may with prior notice to the Supplier assign to an Affiliate provided that prior written notice is given to the Supplier; and

6.2.8	except as expressly provided in this Agreement, not to purport to sell, transfer or assign any Intellectual Property Rights or other rights in or to the Software;

6.3	The Supplier shall:-

6.3.1	appoint a Project Manager and notify the details to the Customer; and

6.3.2	co-ordinate, control and manage the work of any sub contractors appointed by the Supplier under this Agreement; and

6.3.3	be liable, including make payments, to any sub-contractors appointed by the Supplier under this Agreement.

6.4	Where reasonably requested by either party the Project Managers shall liaise each week or as otherwise agreed in writing between the parties to discuss the Services and all progress relating thereto.

6.5	Where reasonably requested by either party the parties shall liaise every two weeks or as otherwise agreed in writing in order to review the Services and all progress relating thereto and for the purpose of providing a project status report to the Customer.

6.6	Further meetings, additional to those set out in this Clause 6, may be arranged with the agreement of both parties.

7.	Access to the Location

The Customer shall afford to the personnel of the Supplier and its sub-contractors at all reasonable times, such access to the location for the installation of the System (as agreed in writing between the Customer and the Supplier) as may be reasonably desirable for the performance of the Services.

8.	Disruption

The Supplier shall use all reasonable commercial endeavours to ensure that, in performing the Services hereunder, it does not unduly or unnecessarily disrupt the operations of the Customer and Customer shall assist the Supplier in this regard by providing information to the Supplier regarding its business operations when reasonably requested by the Supplier to do so.

9.	Testing and Acceptance

9.1	In connection with the preparation for and carrying out of Acceptance Tests:-

a)	the Customer will provide suitable hardware and accommodation for the test environment; and

b)	the Supplier will provide reasonable resources to support the Customers carrying out of the Acceptance Tests.

The overall management of the test process will be the responsibility of the Customer.

9.2	The Supplier shall provide to the Customer not less than 10 Business Days’ written notification (or such other time frame as may be agreed between the parties) that the System is ready for Acceptance Tests.

9.3	Acceptance Tests shall be carried out in accordance with Schedule 3.

9.4	Subject to Clause 9.9, the Customer shall accept the System on the date that the Customer accepts that the System has passed the Acceptance Tests and such acceptance not to be unreasonably withheld or delayed by the Customer.

9.5	If the System fails the Acceptance Tests (disregarding any minor and inconsequential failures) then the Supplier shall forthwith rectify free of charge such Defects in the System as are notified by the Customer to the Supplier in writing, in accordance with this Clause and in sufficient time to make possible the repetition of the Acceptance Tests within 10 Business Days of the date of notice of failure given by the Customer (or such later date as the Customer may agree) (the “First Repeat Acceptance Tests”). In supplying notice of the Defects the Customer shall detail the Defects clearly and in sufficient detail as will allow the Supplier to address the Defect, shall give the Supplier such other information regarding the Defect as the Supplier may request and shall give such notice to the Supplier promptly upon completion of the Acceptance Tests.

9.6	If a System fails the First Repeat Acceptance Tests then the Customer shall at its sole option:-

a)	require the Supplier by written notice to forthwith rectify free of charge such Defects in the System as are notified by the Customer to the Supplier in writing, in accordance with this Clause and as are necessary to enable the System to pass repeat Acceptance Tests (the “Second Repeat Acceptance Tests”). In supplying notice of the Defects the Customer shall detail the Defects clearly and in sufficient detail as will allow the Supplier to address the Defect, shall give the Supplier such other information regarding the Defect as the Supplier may request and shall give such notice to the Supplier promptly upon completion of the First Repeat Acceptance Tests. The Second Repeat Acceptance Tests shall (if possible) be carried out within 10 Business Days of the date of failure. If the Supplier shall not have completed such alterations or modifications by the 10th Business Day after the First Repeat Acceptance Tests or if the System shall fail the Second Repeat Acceptance Tests then the Customer shall be entitled at its option to proceed under Clause 9.6(b) to (c) below;

b)	agree to a new date for carrying out further Repeat Acceptance Tests on the same terms and conditions as the Second Repeat Acceptance Tests; or

c)	accept such Second Repeat Acceptance Tests subject to an abatement of the charges set out in this Agreement, such abatement to be such amount as is agreed between the parties and if the parties hereto fail to agree the amount of any such abatement, the provisions of Clause 21 below shall apply.

9.7	The parties hereby agree to provide each other all such assistance, information and advice as is reasonable in connection with the tests to be carried out pursuant to this Clause 9.

9.8	For the avoidance of doubt, references in this Clause 9 to “minor and inconsequential failures” shall be failures which in the Customer's reasonable view do not unduly inhibit its normal business practices.

9.9	The System shall be deemed to have been successfully accepted by the Customer pursuant to this Clause 9 either 90 days after the System has passed the Acceptance Tests or 90 days after the Go Live Date whichever is sooner.

10.	Charges and Terms of Payment

10.1	The charges payable by the Customer hereunder are set out in Schedule 6 and shall be paid by the Customer in accordance with Schedule 5. The Customer shall be liable for the expenses of the Supplier incurred in accordance with this Agreement.

10.2	The charges set out in Schedule 6 are exclusive of Value Added Tax or any other applicable sales taxes as may be required from time to time.

11.	Warranties And Representations

11.1	The Supplier warrants that the System will materially implement the functionality specified in the Proposal for a period of 90 days from the date of acceptance of the System by the Customer in accordance with Clause 9.4 or 9.9 above.

11.2	The Supplier warrants that the Services shall be provided by appropriately experienced and trained personnel and that such Services shall be rendered with all reasonable skill, care and diligence.

11.3	The Supplier warrants that:-

a)	it is a company duly incorporated and validly existing under the laws of Ireland; and

b)	it has full power and authority to execute and deliver this Agreement and to comply with the provisions of, and perform all its obligations and exercise all of its rights under this Agreement; and

c)	it has the experience and expertise to develop the System in accordance with this Agreement; and

d)	subject to Clause 11.9, it is entitled to licence the Bespoke Software and Supplier Software in accordance with this Agreement and neither the use by the Customer of the Software in accordance with the terms of this Agreement nor the provision of the licence by the Supplier of the Bespoke Software and the Supplier Software shall infringe the Intellectual Property Rights of any Third Party and, to the best of its knowledge and belief there are no existing or threatened claims, actions or proceedings against the Supplier in relation to its development, ownership, use or licensing of the Bespoke Software and Supplier Software.

11.4	Except as expressly provided in this Agreement no warranty, condition, undertaking or term, express or implied, statutory or otherwise as to the condition, quality, performance, suitability, merchantability or fitness for purpose of the Software, the System, the Services, the Documentation, the Maintenance Services or any other deliverable provided or obligation performed under this Agreement, is given or assured by the Supplier and all such warranties, conditions, undertakings or terms are hereby excluded to the fullest extent permitted by law.

11.5	In the event that the Customer notifies the Supplier that a breach of this Agreement has occurred, including failure of the Software, but it transpires that there has been no breach of the Agreement, the Customer will pay to the Supplier a fee in respect of time expended by the Supplier in respect of the investigation of such breach in accordance with the Supplier’s then current daily rates and in addition all reasonable expenses.

11.6	The Customer warrants, covenants and represents to the Supplier that:-

a)	it has full power and authority to execute and deliver this Agreement and to comply with the provisions of, and perform all its obligations and exercise all of its rights under this Agreement; and

b)	the Customer’s Obligations and its obligations set out in this Agreement shall be rendered with skill, care and diligence; and

c)	is duly incorporated with separate legal personality and has the power to enter into and perform contracts and, in particular, this Agreement.

11.7	The Supplier does not warrant that the use of the System or the Software will be uninterrupted or error-free.

11.8	Except as expressly set forth in this Agreement, all warranties, conditions, representations, statement, terms and provisions express or implied by statute, common law or otherwise are excluded to the greatest extent permitted by law.

11.9	The Supplier shall not be responsible for, liable for and shall not indemnify the Customer under this Agreement in relation to:

11.9.1	any damages, costs and expenses, including legal fees (“Losses”) which are caused by a breach by the Customer of its obligations under this Agreement (including, without limitation, misuse or use outside of its licensed scope by the Customer of the Services, Software or Documentation) or by a breach by the Customer of the Supplier’s Intellectual Property Rights in the Services, Software or Documentation;

11.9.2	any Losses arising from the Supplier’s compliance with any specifications, documentation or instructions of/provided by the Customer;

11.9.3	any Losses arising from the Customer’s use of the Services or Deliverables in combination with equipment or software not specified by the Supplier;

11.9.4	any Losses which arise as a result of a malfunction or error in equipment or software not supplied by the Supplier if such Losses would not otherwise have occurred save for the use of such equipment or software; or

11.9.5	any Losses arising from any unauthorised modification of any part of the Software or Documentation by the Customer or its agents or employees.

11.10	The Customer represents, warrants and undertakes to the Supplier that the Supplier’s use of any material, information or data provided by the Customer to the Supplier pursuant to this Agreement will not infringe the Intellectual Property Rights of any Third Party.

11.11	Subject to Clause 11.12, the Customer agrees to indemnify the Supplier against all reasonable damages, costs and expenses, including reasonable legal fees (“Losses”) reasonably incurred by, or awarded against it in respect of claims made against the Supplier that the use of any material, information or data provided by the Customer to the Supplier infringes any Third Party's Intellectual Property Rights provided that the Supplier:

11.11.1	shall notify the Customer immediately on it becoming aware of any claim or potential claim;

11.11.2	shall not settle, compromise or negotiate the settlement of any such third party claim without the prior consent of the Customer (such consent not to be unreasonably withheld); and

11.11.3	if requested by the Customer shall pass the conduct of any such claim to the Customer (at the Customer's cost).

11.12	The Customer shall not be responsible or liable for and shall not indemnify the Supplier under this Agreement in relation to:

11.12.1	any Losses which are caused by a breach by the Supplier of its obligations under this Agreement or by a breach by the Supplier of the Customer’s Intellectual Property Rights;

11.12.2	any Losses arising from the Customer's compliance with any specifications, documentation or instructions of/provided by the Supplier either in the Services, Software or Documentation or otherwise;

11.12.3	any Losses arising from the Customer’s use of the Services or Deliverables as well as in combination with equipment or software specified by the Supplier;

11.12.4	any Losses which arise as a result of a malfunction or error in equipment or software specified by the Supplier if such Losses would not otherwise have occurred save for the use of such equipment or software; or

11.12.5	any Losses arising from any modification of any part of the Software or Documentation by the Supplier or its agents or employees.

12.	Support

Support will be provided as a service to the Customer by the Supplier during Normal Working Hours in accordance with Supplier’s Silver Level Technical Support as described in Schedule 2.

13.	Limitation of Liability

13.1	Save in respect of death or personal injury caused by negligence or by virtue of fraud or wilful default on the part of a party, the aggregate liability of either party for any claim for any loss or damage arising out of or in connection with its breach of this Agreement or otherwise shall in no case exceed one million euro (€1,000,000) in respect of all such claims.

13.2	Save in respect of wilful misconduct or negligence, neither party shall be liable to the other party for any loss of profit, production, anticipated savings, data, goodwill or business opportunities or any type of indirect or consequential loss even if that loss was reasonably foreseeable or that party was aware of the possibility of that loss or damage arising.

13.3	This Clause 13 shall prevail over all other clauses in this Agreement.

14.	Ownership

14.1	All right, title and interest of any nature whatsoever including, but not limited to, Intellectual Property Rights in the Supplier Software, Updates, Upgrades, Documentation and other deliverables to be provided pursuant to this Agreement are and shall remain the sole property of the Supplier or its licensors.

14.2	All right, title and interest of any nature whatsoever including but not limited to Intellectual Property Rights in the Bespoke Software shall remain the sole property of the Supplier or its licensors.

15.	Assignment

15.1	The Customer shall not assign any of its benefits or obligations under this Agreement without the prior written consent of the Supplier which consent shall not be unreasonably withheld or delayed; provided that the Customer may, with prior written notice to the Supplier, assign this Agreement to an Affiliate.

15.2	The Supplier shall not assign any of its obligations or benefits under this Agreement without the prior written consent of the Customer which consent shall not be unreasonably withheld or delayed.

16.	Sub-Contracting

The Supplier shall not be entitled to sub-contract its rights or obligations under this Agreement without the prior written consent of the Customer, which consent shall not be unreasonably withheld or delayed. In circumstances where such written consent has been provided, the Supplier shall remain liable to the Customer in respect of any obligations sub-contracted.

17.	Indemnity

17.1	Subject to Clauses 11.9 and 17.2 the Supplier shall indemnify and hold the Customer harmless from and against any and all claims, proceedings, actions, losses costs (including reasonable and vouched attorney fees) arising out of or relating to a breach by the Supplier of Clause 11 provided that the Customer:

17.1.1	shall notify the Supplier immediately on it becoming aware of any claim or potential claim;

17.1.2	shall not settle, compromise or negotiate the settlement of any such third party claim without the prior consent of the Supplier; and

17.1.3	if requested by the Supplier, shall pass the conduct of any such claim to the Supplier, at the Supplier's cost.

17.2	The Supplier may, at any time it is concerned about the possibility of a breach of Clause 11, at its option and expense,:

17.2.1	replace or modify the Bespoke Software or Supplier Software (or part thereof) so that infringement or alleged infringement does not exist without in any way prejudicing the use by the Customer of the Bespoke Software or the Supplier Software, as the case may be for its business purposes; or

17.2.2	remove the Bespoke Software or Supplier Software (or part thereof) involved and refund a portion of the price of the Bespoke Software or Supplier Software depreciated by an amount of 20% per annum over the term of this Agreement during which the Customer has used the Software; or

17.2.3	obtain for the Customer the right to continue using the Bespoke Software or Supplier Software.

18.	Term and Termination

18.1	Unless lawfully terminated by either party in accordance with this Agreement, this Agreement shall commence on the Effective Date and shall continue in full force and effect for an initial period of five (5) years (the “Initial Term”). At the end of the Initial Term, this Agreement remains in force until terminated by either party giving to the other party not less than three months written notice of termination, expiring on any anniversary of the Effective Date of this Agreement, unless lawfully terminated by either party otherwise in accordance with this Agreement.

18.2	A party (the “Initiating Party”) may terminate this Agreement with immediate effect by written notice to the other party (the “Defaulting Party”) on or at any time after the occurrence of one or more of the events specified in this Clause 18 in relation to the Defaulting Party. The events are:-

18.2.1	the Defaulting Party being in material breach of a material obligation under this Agreement and, if the breach is capable of remedy, failing to remedy the breach within 30 days starting on the day after receipt of written notice from the Initiating Party giving details of the breach and requiring the Defaulting Party to remedy the breach; for the purposes of this Clause 18.2.1 a breach is capable of remedy if time is not of the essence in performance of the obligation and if the Defaulting Party can comply with the obligation within the 30 day period; or

18.2.2	corporate insolvency:-

(i)	an order is made or a resolution is passed for the winding-up, dissolution or striking off of the Defaulting Party (unless such order or resolution is part of a voluntary scheme for the reconstruction or amalgamation of the party as a solvent corporation and the resulting corporation, person, undertakes to be bound by this Agreement); or

(ii)	the Defaulting Party becomes insolvent or is unable to pay its debts as they fall due or the Defaulting Party stops or threatens to stop making payments generally or declares or threatens to declare a moratorium with respect to all or any part of its debts or enters into any composition or other arrangement with its creditors generally; or

(iii)	any action is taken by any person to appoint a receiver, administrator, administrative receiver, examiner, trustee, or similar officer of the Defaulting Party or any property or assets of the Defaulting party or any such receiver, administrator, administrative receiver, examiner, trustee, or similar officer is appointed; or

(iv)	anything analogous to any of the foregoing events occurs in any applicable jurisdiction.

18.3	In the event that Customer lawfully terminates this Agreement pursuant to Clause 18.2 due to Supplier becoming a Defaulting Party under Clause 18.2.2, Customer shall have the right to continue to use the Bespoke Software and the Supplier Software upon the same terms and conditions set out in this Agreement. In all other respects, each party’s further rights and obligations cease immediately on termination of this Agreement, but termination of this Agreement shall not prejudice any rights of either party which may have arisen on or before the date of termination. For the avoidance of doubt the continuance of the Customer’s right to continue to use the Bespoke Software and the Supplier Software due to Supplier becoming a Defaulting Party under Clause 18.2.2 shall not prejudice the ability of the successor in title exercising its rights under this Agreement, including in respect of this Clause 18.

18.4	For the avoidance of doubt, Clauses 6.2, 11, 13, 14, 15, 17, 18, 19, 21 and 25 to 34 shall survive any termination or expiration of this Agreement.

18.5	Subject to Clause 18.3 above, on any termination of this Agreement for whatever reason:-

18.5.1	the Customer shall immediately return all copies (in whatever form) of the Software and Documentation to the Supplier, or at the Supplier's request destroy the all copies (in whatever form) of the Software and Documentation and within seven days certify to the Supplier in writing that it has returned or destroyed all copies (in whatever form) of the Software, as applicable; and

18.5.2	for the avoidance of doubt, the licences granted pursuant to Clause 2.1.1, Clause 2.1.2 and Clause 2.1.3 above shall immediately cease.

19.	Confidentiality

19.1	In this Clause 19, “Confidential Information” means all information disclosed (whether in writing, orally or by another means and whether directly or indirectly and whether specifically designated as ‘confidential’ or which ought reasonably be regarded as confidential) under or in connection with this Agreement by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) whether before or after the date of this Agreement including, without limitation, information relating to the Disclosing Party's products, services, operations, processes, plans or intentions, product information, know-how, design rights, trade secrets, market opportunities and business affairs and shall include the object code versions of the Supplier Software.

19.2	During the term of this Agreement and after termination or expiration of this Agreement for any reason the Receiving Party:-

a)	will not use Confidential Information for a purpose other than the performance of its obligations under this Agreement;

b)	will not disclose Confidential Information to a person except with the prior written consent of the Disclosing Party other than in accordance with Clauses 19.3 and 19.4; and

c)	shall make every effort to prevent the use or disclosure of Confidential Information.

19.3	During the term of this Agreement the Receiving Party may disclose Confidential Information to any of its or its Affiliates' directors, other officers and employees (a “Recipient”) to the extent that disclosure is reasonably necessary for the purposes of this Agreement.

19.4	Before disclosure to a Recipient, the Receiving Party shall ensure that a Recipient is made aware of and complies with the Receiving Party's obligations of confidentiality under this Agreement as if the Recipient was a party to this Agreement.

19.5	The Receiving Party may disclose Confidential Information of the Disclosing Party, whenever reasonably possible on obtaining the prior written consent of the Disclosing Party, if and to the extent that:-

a)	this is required by any securities exchange or regulatory or governmental body to which that party is subject, wherever situated, whether or not the requirement for information has the force of law;

b)	the information is disclosed on a strictly confidential basis to the professional advisers, auditors and bankers of the Receiving Party;

c)	the information has come into the public domain through no fault of the Receiving Party;

d)	the information was in the possession of the Receiving Party before such disclosure by the Disclosing Party, as aforesaid and which the receiving Party can evidence in writing; or

e)	the information was obtained by the Receiving Party from a third party who was free to divulge the same;

f)	the Disclosing Party has given prior written approval to the Receiving Party in respect of the disclosure, such approval not to be unreasonably withheld or delayed; or

g)	this is required to enable that party to enforce its rights under this Agreement;

h)	it is disclosed to bona fide current and/or potential purchaser, investor and/or lender of the Receiving Party, and any legal and/or professional representatives thereof; provided that such potential purchaser, investor and/or lender shall be subject to a confidentiality agreement (on terms usual to such transactions) covering such Confidential Information.

19.6	The obligations of both parties as to disclosure and confidentiality shall continue in force notwithstanding the termination of this Agreement.

20.	Exclusivity

20.1	Subject to Clauses 20.2, 20.3, 20.4, 20.5 and 20.6, for a period until 1st January 2007, Supplier agrees shall not directly or indirectly, participate in any negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to licence the Supplier Software or the Bespoke Software to any third party entity/company (i) registered in India; or (ii) which carries out or undertakes/proposes to undertake business in India in competition with the Customer as an Online Travel Agency Website. This Clause shall cease to have effect and all restrictions on the Supplier vis-à-vis any dealings with Third Parties shall terminate automatically on the 1st of January 2007.

20.2	The parties agree that the restrictions set out in Clause 20.1, subject to the Clauses listed in Clause 20.1, are reasonable in the circumstances and are intended to protect the legitimate business interests of the Customer to the extent provided for in that Clause.

20.3	The parties agree that the restrictions placed on the Supplier in Clause 20.1 shall not apply to its dealings with any Third Party who/which operates a Primary Business that is not that of an Online Travel Agency Website.

20.4	The parties agree that the restrictions placed on the Supplier in Clause 20.1 shall not apply to its dealings with any Third Party who/which is principally engaged in one or more of the following businesses:-

•	airline;

•	tour operator;

•	offline travel agency;

•	hotels or hotel chains;

•	car hire;

•	car hire consolidator;

whether or not that the business is conducted in whole or in part Online.

20.5	The parties agree that the restrictions placed on Supplier in Clause 20.1 shall not apply to any agreement between the Supplier and a Third Party in existence on the Effective Date.

20.6	The parties agree that the restrictions placed on the Supplier in Clause 20.1 shall not apply to its dealings with any Global Third Party between the Effective Date and 1st January 2007 or prior to the Effective Date.

21.	Dispute Resolution Procedure

21.1	Both parties to this Agreement shall seek to resolve any dispute between them arising out of, or relating to, this Agreement, amicably.

21.2	If the dispute cannot be resolved amicably by the parties, then:-

21.2.1	if the dispute is of a technical, or predominately technical nature, then the parties by mutual agreement may refer it to an expert appointed pursuant to Clause 21.3 (the "Expert") who shall be deemed to act as an expert and not as arbitrator provided that the appointment of an Expert is without prejudice to the right of either party to seek equitable relief pursuant to Clause 34; and

21.2.2	in all other aspects, the dispute shall be determined pursuant to Clause 34.

21.3	The Expert shall be selected by mutual agreement of the parties or, failing agreement, within fourteen (14) days after a request by one party to the other, shall be chosen at the request of either party by the President for the time being of the_______________, who shall be requested to choose a suitably qualified and experienced Expert for the dispute in question.

21.4	Fourteen (14) days after the Expert has accepted the appointment the parties shall each submit a written report on the dispute to the Expert and to each other and seven (7) days thereafter shall submit any written replies they wish to the Expert and to each other.

21.5	Both parties shall afford the Expert all necessary assistance which the Expert requires to consider the dispute, including, but not limited to, full access to the Website and any documentation or correspondence relating to the subject matter of the dispute.

21.6	The Expert shall be instructed to deliver his determination to the parties within fourteen (14) days after the submission of the last of the written reports/replies pursuant to Clause 21.4 or after the expiration of such longer period as is required by the Expert in which to consider the parties reports and documentation or correspondence provided, which date shall not be greater than a period of sixty (60) days after the submission of the written reports pursuant to Clause 21.4.

21.7	A decision of the Expert shall be binding. The Parties accept these alternative dispute resolution procedures specifically in reliance upon the provisions of this Clause 21.

21.8	The fees of the Expert shall be borne by the parties in the proportion as shall be determined by the Expert, having regard (amongst other things) to the conduct of the Parties.

21.9	Work obligations and activity to be carried out or performed under this Agreement shall not cease or be delayed by this dispute resolution procedure.

21.10	The parties, and the Expert, shall treat as Confidential Information all information obtained in relation to the reference to the Expert, the fact that a dispute has been referred to the Expert, its occurrence and the decision of the Expert arising there from.

21.11	All communications relating to the reference to the Expert shall take place in writing between the representatives of either party, or other nominated representatives of the parties, and the Expert.

21.12	At any time prior to the decision of the Expert being communicated to the parties they may agree a settlement of the dispute and, where applicable, a revised timetable or difference referred to the Expert. In such event, the Expert shall be entitled to recover from the parties’ fees in respect of time already spent on the reference and all reasonable expenses incurred in relation to it which shall be borne by and between the parties in such proportion as the parties shall agree as part of their settlement.

22.	Force Majeure

22.1	If a party (the “Affected Party”) is prevented, hindered or delayed from or in performing any of its obligations under this Agreement by a Force Majeure Event:-

a)	subject to (c) below, the Affected Party's obligations under this Agreement are suspended while the Force Majeure Event continues and to the extent that it is prevented, hindered or delayed;

b)	as soon as reasonably possible after the start of the Force Majeure Event, the Affected Party shall, if possible, notify the other party (the “Other Party”) in writing of the Force Majeure Event, the date on which the Force Majeure Event started and the effects of the Force Majeure Event on its ability to perform its obligations under this Agreement;

c)	if the Affected Party does not comply with Clause 22.1(b) it forfeits its rights under Clause 22.1(a);

d)	the Affected Party shall, where reasonably possible, make all reasonable commercial efforts to mitigate the effects of the Force Majeure Event on the performance of its obligations under this Agreement; and

e)	as soon as reasonably possible after the end of the Force Majeure Event the Affected Party shall notify the Other Party in writing that the Force Majeure Event has ended and shall resume performance of its obligations under this Agreement.

22.2	If the Force Majeure Event continues for more than 180 days starting on the day the Force Majeure Event starts, a party may terminate this Agreement by giving not less than 14 days’ written notice to the Other Party after the expiry of the said 180 day period, provided that such notice shall be deemed not to have been given in the event that notice of cessation of the Force Majeure given pursuant to Clause 22.1(e) is received by the Other Party prior to the expiry of the 14 days’ notice.

22.3	In this Clause 22, “Force Majeure Event” means an event beyond the reasonable control of the Affected Party including, without limitation, an act of God, war, riot, civil commotion, industrial action, acts of terrorism, military operations, malicious damage, compliance with a law or governmental order, rule, regulation or direction, restrictions due to the spread or possible spread of disease among humans or animals, accident, breakdown of plant or machinery, fire, flood or explosion.

23.	Change Control

23.1	If the Customer wishes to make a material variation to the Services, then the Customer shall promptly notify the variation to the Supplier and the parties shall meet to discuss such variation.

23.2	The Supplier shall then submit to the Customer as soon as reasonably practicable a quotation for such variations, additions or modifications specifying the changes (if any) which will be required to the charges set out in Clause 10 and the adjustments which will be required to the Services.

23.3	Within 14 days of such quotation, the Customer may elect by notice to the Supplier either:-

a)	to accept such quotation in which case this Agreement shall be amended accordingly; or

b)	to withdraw the proposed variations in which case this Agreement shall continue in force unchanged.

23.4	Provided that the Customer acts reasonably (including taking into account cost implications for the Supplier), the Customer shall be entitled to request that the Supplier change the order of provision of the Services or the basis upon which it provides the Services without invoking the provisions of this Clause 23 and/or any increases in the charges payable.

23.5	Any such requests for variations and responses shall be carried out in accordance with Schedule 7 (Change Control Procedures).

24.	Source Code

The Supplier shall, upon the successful completion of the Acceptance Tests and upon request by the Customer and at the Customer’s expense, arrange for a copy of the source code of the Bespoke Software and the Supplier Software and any future Updates and Upgrades which the Customer is entitled to receive pursuant to the Maintenance Services to be placed in escrow with NCC Escrow International Limited (“NCC”). The Customer shall have the right of access to the source code upon the terms of the standard NCC Escrow Agreement, which shall be signed by_____________________. This right is dependant upon the Customer taking out a licence/ entering into an agreement for this service with NCC and paying the appropriate charges.

25.	Waiver

A failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of that right or remedy or the exercise of another right or remedy.

26.	Publicity

The parties may with prior written notice to each other have the right but not the obligation to advertise or publicly announce the provision/procurement of services by the Customer from the Supplier.

27.	Notices

27.1	Notices or other communications given pursuant to this Agreement shall be in writing and shall be deemed sufficiently given:-

a)	if delivered by hand or sent by post to the address and for the attention of the person set forth in this Clause 27 of the party to which the notice or communication is being given or to such other address and for the attention of such other person as such party shall communicate to the party giving the notice or communication; or

b)	if sent by facsimile to the correct facsimile number of the party to which it is being sent.

27.2	Any notice, or communication, given or sent by post under this Clause 27, shall be sent by ordinary post and each person giving a notice or communication by facsimile in accordance with this Clause 27 shall promptly post the original copy to the person to whom the notice or communication was given but the absence of such posting shall not affect the validity of the notice or communication.

27.3	Every notice or communication given in accordance with this Clause 27 shall be deemed to have been received as follows:-

Means of Dispatch	Deemed Received

Delivery by hand:	the day of delivery;

Post:	5 Business Days after posting;

Facsimile:	when sender receives a completed transmission sheet or otherwise receives a mechanical confirmation of transmission;

E-mail:	at the time the email enters the information system of the intended recipient.

Provided that if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside working hours (being 9 a.m. to 5 p.m. on a Business Day) such notice or other communication shall be deemed to be given or made at the start of working hours on the next Business Day.

27.4	The relevant addressee, address and facsimile number of each party for the purposes of this Clause 27, subject to Clause 26.5 are:-

Name of Party:	F.A.O. John Me Quillan
Open Jaw Technologies Limited

Address:	Station Mews
Lindsay Grove,
Giasnevin
Dublin 9
Rep. of Ireland

Telephone:	+353-1-8825444

Facsimile:	+353-1-8307607
E-mail:	john.mcquillan@openjawtech.com

Name of Party:	F.A.O. Dhruv Shringi, Yatra Online Pvt Ltd

Address:	Ground Floor, Tower A, Unitech Cyber Park, Sector
39 Gurgaon, India 122002

Telephone:

Facsimile:
E-mail:

27.5	A party shall notify the other of a change to its name, relevant addressee, address or facsimile number for the purposes of Clause 27.4. Such notification shall only be effective on:-

a)	the date specified in the notification as the date on which the change is to take place; or

b)	if no date is specified or the date specified is less than 5 Business Days after the date on which notice is given, the date falling 5 Business Days after notice of any such change has been given.

28.	Counterparts

This Agreement may be signed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.

29.	General

29.1	This Agreement and its Schedules and any document referred to in this Agreement constitute the entire Agreement, and supersede any previous agreements, understandings or arrangements (both oral and written) between the parties relating to the subject matter of this Agreement. Save in relation to acts of fraud, the parties acknowledge that in entering this Agreement neither party has relied upon or been induced to enter into this Agreement by any representation, warranty, undertaking, promise or assurance made or given by any party or person, whether or not in writing, at any time prior to the execution of this Agreement, other than as expressly set out in this Agreement.

29.2	A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

29.3	Except where this Agreement provides otherwise the rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

30.	No Partnership, Agency etc.

Nothing in this Agreement shall create, or be deemed to create, a partnership or the relationship of principal and agent or employer and employee between the parties hereto.

31.	Severability

If at any time any provision of this Agreement (or any part of a provision of this Agreement) is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair: -

a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement (including the remainder of a provision, where part thereof has become illegal, invalid or unenforceable); or

b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

32.	Verification

Subject to reasonable notice, the Customer grants to the Supplier the right to periodically inspect the Software, Documentation, Processors and media related to this Agreement to ensure that the terms of this Agreement and in particular Clause 2 of this Agreement are being complied with.

33.	Non-Solicitation

For the duration of this Agreement and for a period of one year thereafter either party or any of its employees, agents or any person acting on behalf of the party shall not solicit any director, officer, servants or agents, employees of the other party.

34.	Governing Law

Subject to Clause 21, this Agreement shall be governed by and construed in accordance with the laws of England and Wales and the parties hereto submit to the exclusive jurisdiction and venue of the London courts, for the resolution of disputes hereunder.

IN WITNESS WHEREOF this Agreement is executed in two originals on the date first written above.

YATRA ONLINE PVT LTD.	OPEN JAW TECHNOLOGIES LIMITED

/s/ Dhruv Shringi	/s/ John Mc Quillan
Dhruv Shringi	John Mc Quillan
Director	CEO

SCHEDULE 1

PROPOSAL

As agreed with the Customer, the supply and implementation agreement is based upon a system initially comprising of the following Licenses (“Supplier Software”), Connectivity, Customisation (“Bespoke Software”), Services and support & maintenance.

Component	Licences (€)	Development/Test/Other Cost (€)
Middleware Connectivity Platform (xDistributor) x 4	€62,000 (1st) €39,000 (2st) €39,000 (3rd) €39,000 (4th)
Non Production License (xDistributor) x 1	€10,000
Inventory Management & Local Content Database (xHotel) x 2	€19,500
Development/Staging Licenses xDistributor x 2	0
xFares	0
Total Software Costs	€208,500.00	€0
Domestic Connectivity Phase 1
Connectivity to Amadeus	0	Included in charge for xDistributor License
Connectivity to Abacus	€5,000
Connectivity to SpiceJet	€10,000
Connectivity to Air Deccan	€10,000
Connectivity to Payment Gateway ICICS/Citibank	0	Included in total
Total	€25,000
Booking Engine Customisation		Customer Online Development to deliver front-end
Business Rules Creation for first set of Suppliers		€5,000 Assume 10 days

Project Management		Included in total
Implementation Support: 1 month on Site at Clients Location		€12,000 + Travel and Living Expenses
Additional Implementation Support: 2nd month		€12,000 + Travel and Living Expenses
Training 2 x 2 day Sessions		~~€4,000~~
***Maintenance Total 2006**		**18% of Software license & Connectivity Costs listed in this Table - €42,030**
Total Support, Implementation, PM & Training Costs		**€75,0300**
	Licenses & Connectivity	Total Support, Implementation, PM & Training Costs
Totals	**€233,500**	**€75,030**

Phase 2

International Connectivity Phase 2		
Connectivity to Hotels.com	€4,000	Yet to be commissioned
Connectivity to Hertz	€4,000	Yet to be commissioned
Connectivity to GTA	€4,000	Yet to be commissioned
Support & Maintenance	€2,160	
Total P2 Connectivity Cost	**€14,610**

SCHEDULE 2

Maintenance Services & Support Level Agreement

Maintenance

The Maintenance Services shall commence upon delivery of the System and shall continue for an initial period of one (1) year and shall automatically renew thereafter for successive periods of one (1) year unless terminated by either party by giving the other party not less than three (3) months prior written notice, expiring on any anniversary of the Effective Date of this Agreement. Termination of the Maintenance Services shall be without prejudice to the right of the Customer to use the Supplier Software in accordance with this Agreement.

The Maintenance Services shall entitle the Customer to receive Updates and Upgrades as and when made available by the Supplier.

Support Level Agreement

The following schedule sets out the Support Level Agreement between the parties which forms part of this Agreement. Again this Support Level Agreement is based upon a system solution comprising of the Supplier Software and the Bespoke Software as detailed in Schedule 1.

For Supplier products and standard XML connectors, the Supplier offers two levels of Technical Support to customers with a valid Annual Maintenance Agreement. Silver and Gold Technical Support are available for a particular customer solution. A “solution” is defined as all Software Products contained in a single installation instance.

Silver Level technical support is included as part of an Annual Maintenance Contract. The Customer will receive Silver Level Support but may, during the Term opt for Gold Level Support subject to the payment of the additional charges.

The following table summarizes all services available with each Technical Support Offering subject to the Customer’s compliance with this Agreement:

Services	DESCRIPTION	Gold	Silver

Prioritised Enhancement Requests	Enhancement requests from Gold customers receive priority attention from Customer’s development staff.	✓

Customer Application Maintained In-house	Speed of issue resolution is improved significantly through Customer hosting the customer’s environment in-house	✓

24 x 7 Support	Around the clock phone access to Customer’s highly trained Technical Support Engineers for priority 1 issues.	✓

Prioritised Bug Requests	Customer defect requests are prioritised ahead of Silver customers, allowing for more timely resolution and less project impact.	✓

Support Contact	Plus Support Contact acts as an anytime escalation point, responsible for account oversight and regular review of cases	✓

Authorised Contacts	Authorised Contacts are your contacts into Technical Support. All requests must come from these named individuals	4	1

Multi-channel contact (phone, email, web)	Technical Support can be accessed easily and efficiently	✓	✓

Priority 1 Response	Number of hours (H) or days (D) to respond	1H	2H

Priority 1 Target Resolution	Number of hours (H) or days (D) to find resolution or workaround	4H	8H

Services	DESCRIPTION	Gold	Silver

Priority 2 Response	Number of hours (H) or days(D) to respond	2H	1D

Priority 2 Target Resolution	Number of hours (H) or days(D) to find resolution or workaround	1D	3D

Priority 3 Response	Number of hours (H) or days(D) to respond	1D	2D

Priority 3 Target Resolution	Number of hours (H) or days(D) to find resolution or workaround	5D	5D

Technical Levels	Silver	Inc in AMA
Annual Costs	Gold	€50,000

•	Silver Support is available to customers who purchase an Annual Maintenance Agreement
•	In all of the above, times quoted for Silver support refer to business hours only
•	Priority 1 issues are defined as issues that render the system unusable and are the only issues which are covered by 24x7 support
•	Priority 2 issues are defined as issues that impair the use of the system but which do not render it unusable or for which there is a workaround
•	Priority 3 issues are defined as issues that do not impair the use of the system.
•	For those issues for which a workaround is implemented, the target for a solution will be 10 working days after the implementation of the workaround.

SCHEDULE 3

Acceptance Tests

SCHEDULE 4

Training Services

Subject to the Customer’s payment of the charges set out in Schedule 1, as part of the delivery by the Suppler to the Customer of the solution previously described, the Supplier will provide training on the Supplier Software and the Bespoke Software. The training can be provided at the Customer’s location with the Customer providing a suitable training room and facilities. The instructors will require a PC projector, whiteboard and/or flipchart. Additional requirements for individual training modules are detailed below. Alternatively, the training can be provided at the Supplier’s facilities.

The Supplier will train nominated Customer’s operations staff in the operation and operational maintenance of all aspects of the system. In addition, the Supplier will provide detailed technical training on the software and architecture of the booking engine and the custom developed software to suitably qualified personnel at a single location. The cost is €1,000 per day plus travel and living expenses.

The Customer may decide to opt for additional or alternative training after staff has spent some time using the software, when optional courses can be tailored to address specific training needs.

SCHEDULE 5

Invoicing Procedures and Payment Profile

Below is the payment schedule for the development and license of the Supplier Software the Bespoke Software (Connectivity & Customisation) and services thereon.

Table 5.1 – Breakdown of Payment Schedule

Description	Value (€)	When Payable
One time licence fee for xDistributor x4 licences Non Production License for xDistributor x1 xHotel x2 licenses	**Total** **€208,500**	Full amount due when Solution goes Live (when system is first made available to Non Customer / Supplier staff)
Development of Custom Modules and Content Connectors Implementation Support and Business Rules Creation for Phase 1	Phase1 Connectivity €25,000 Phase 1 Implementation €24,000 Phase 1 Business Rules ~~€5,000~~ DB ~~Training €4,000~~ DB **Total** ~~€58,000~~ €49,000 DB	In accordance with the milestones agreed in 5.2 below
Development of Custom Modules and Content Connectors for Phase 2,	Phase 2 Connectivity €12,000 **Total** **€12,000**	In accordance with the milestones agreed in 5.2 below
Annual Gold Support (optional)	Not Required	At the date upon which the Customer requires this service and upon each anniversary thereafter throughout the duration of this Agreement
Annual Maintenance & Annual Silver Support for Licenses and phase 1 & 2 connectivity	**Total** ~~€44,190~~ €42,030	30 days after Solution Goes Live and upon each anniversary thereafter throughout the duration of

The payment for the development work on the Supplier Software shall be as follows:

Table 5.2 - breakdown of Software development & implementation costs

SCHEDULE 6

Standard Charges - Consultancy

The daily consultancy rates, per consultancy role are as follows

€
Senior Architect	€800
Business Analyst	€700
Software Engineer	€500
Implementation Specialist	€500
Trainer	€1000

Standard Charges - Licenses

Component	Licences (€)	Development/Test/Other Cost (€)

Middleware Connectivity Platform (xDistributor) x 4	€62,000 (1st)
	€39,000 (2nd)
	€39,000 (3rd)
	€39,000 (4th)

Non Production License (xDistributor) x 1	€10,000
Inventory Management & Local Content Database (xHotel) x 2	€19,500
Development/Staging Licenses xRez x 2	0
Development/Staging Licenses xDistributor x 2	0
xFares	0
Total Software Costs	€208,500.00	€0

Connectivity

Connectivity Phase 1
Connectivity to Amadeus	0	Included in xDistributor License
Connectivity to Abacus	€5,000
Connectivity to SpiceJet	€10,000
Connectivity to Air Deccan	€10,000
Connectivity to Payment Gateway ICICS/Citibank	0	Included in total
Total	€25,000
Connectivity Phase 2
Connectivity to Hotels.com	€4,000	To be requested by Yatra
Connectivity to Hertz	€4,000	To be requested by Yatra
Connectivity to GTA	€4,000	To be requested by Yatra
Total P2 Connectivity Cost	€12,000

Maintenance

*Maintenance Total 2006	18% of Total Software license & Connectivity Costs - €44,190

Training

Training 2x2 day Sessions	€4,000

Implementation Support

xRez Booking Engine Customisation	Yatra Online Development to deliver front-end
Business Rules Creation for first set of Suppliers	€5,000 Assume 10 days
Project Management	Included in total
Implementation Support: 1 month on Site at Clients Location	€12,000 + Travel and Living Expenses
Additional Implementation Support: 2nd month	€12,000 + Travel and Living Expenses

SCHEDULE 7

Change Control Procedures

The Supplier and the Customer will operate a change control procedure to manage functional changes between the original requirements and requirement changes that occur during the course of the project. This document describes the procedures for that change control.

Not all changes will necessitate the instigation of the full change control procedures. Certain changes will, by mutual agreement between the parties, be implemented without instigating these change control procedures.

Customer Change Requests

If the Customer wishes to make a material variation to the functionality of the system being provided by the Supplier, then the Customer shall notify the Supplier in writing of the intended change(s) and arrange a meeting / conference call to discuss such variation.

Supplier Change Requests

If the Supplier wishes to make a material variation to the functionality of the system being provided to the Customer, then the Supplier shall notify the Customer in writing and arrange a meeting / conference call to discuss such variation.

Change Confirmation and Charges

In the event that such variation will result in additional work, the Supplier shall submit a quotation for the additional work to the Customer, specifying the impact on delivery dates and the charge for the additional work.

Within 14 days of such quotation, the Customer will notify the Supplier, in writing, of its intention to either:-

•	accept such quotation; or
•	withdraw the proposed variations

SCHEDULE 8

CUSTOMER OBLIGATIONS

The Customer has to deliver certain items to the Supplier in a timely manner to ensure that the project can be delivered on schedule and to budget. This document outlines those items.

In order to complete the project, the Supplier will require test connectivity to one or more systems that provide the services that the Customer wishes to make available from the web site. The Customer will manage the third party relationships to ensure that these systems are made available. The systems to which connectivity is required are:-

Domestic Connectivity Phase 1
Connectivity to Amadeus
Connectivity to Abacus
Connectivity to SpiceJet
Connectivity to Air Deccan
Connectivity to Payment Gateway ICICI
Total
International Connectivity Phase 2
Connectivity to Hotels.com
Connectivity to Hertz
Connectivity to GTA

Specifications

In order to complete the project the Supplier will require a number of specifications. The Customer will supply or organise the supply of a number of specifications to the Supplier.

Amadeus Specifications
Abacus Specifications
SpiceJet Specifications
Air Deccan Specifications
Hertz Specifications
ICICI Specifications
Hotels.com Specifications
GTA Specifications

Please note that the Supplier may already have copies of some of the specifications but they may not be the correct version.

SCHEDULE 9

DOCUMENTATION

The Supplier will supply to the Customer the following documentation.

-xDistributor User guide

-xDistributor Installation guide

-xRez Installation Guide

-xHotel User Guide

-xHotel Installation Guide

SIGNED by
for and on behalf of
OPEN JAW TECHNOLOGIES LIMITED
in the presence of:-
/s/ John Mc Quillan

SIGNED by
for and on behalf of
YATRA
in the presence of:-
/s/ Dhruv Shringi